Exhibit 4.6.2

SECOND SUPPLEMENTAL INDENTURE, dated as of September 29, 2016 (this “Second Supplemental Indenture”), among ESH Hospitality, Inc., a Delaware corporation (the “Company”), the guarantors listed on Schedule A hereto (the “New Guarantors”) as Guarantors and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”) under the Indenture referred to below.
WITNESSETH:
WHEREAS, the Company, certain Guarantors (the “Existing Guarantors”) and the Trustee have heretofore become parties to an Indenture, dated as of May 15, 2015 (as amended and supplemented from time to time, the “Indenture”), providing for the issuance of 5.25% Senior Notes due 2025 of the Company (the “Notes”);
WHEREAS, Section 4.14 of the Indenture provides that the Company is required to cause the Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantors shall guarantee the Company’s Obligations under the Notes pursuant to a Subsidiary Guaranty on the terms and conditions set forth herein and in Article X of the Indenture;
WHEREAS, each Subsidiary Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such Subsidiary Guarantor has guaranteed; and
WHEREAS, pursuant to Section 9.01 of the Indenture, the parties hereto are authorized to execute and deliver this Second Supplemental Indenture to amend the Indenture, without the consent of any Holder;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantors, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:
1.Defined Terms. As used in this Second Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.    Agreement to Guarantee. Each Subsidiary Guarantor hereby agrees, jointly and severally with all other Guarantors and irrevocably, fully and unconditionally, to Guarantee the Company’s Obligations under the Notes under the Indenture and the Notes on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.
3.    Termination, Release and Discharge. Each Subsidiary Guarantor’s Subsidiary Guaranty shall terminate and be of no further force or effect, and each Subsidiary Guarantor shall be released and discharged from all obligations in respect of such Subsidiary Guaranty, as and when provided in Section 10.04 of the Indenture.
4.    Parties. Nothing in this Second Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of each Subsidiary Guarantor’s Subsidiary Guaranty or any provision contained herein or in Article X of the Indenture.
5.    Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTES, THE SUPPLEMENTAL GUARANTIES OR THE TRANSACTIONS CONTEMPLATION HEREBY.
6.    Ratification of Indenture; Supplemental Indentures Part of Indentures. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee accepts the amendments of the Indenture effected by this Second Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Subsidiary Guarantors and the Company, or for or with respect to (i) the validity or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Subsidiary Guarantors and the Company by action or otherwise, (iii) the due execution hereof by the Subsidiary Guarantors and the Company, or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

7.    Counterparts. The parties hereto may sign one or more copies of this Second Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.
8.    Headings. The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
9.    Enforceability. Each of the Subsidiary Guarantors and the Company hereby represents and warrants that this Second Supplemental Indenture is its legal, valid and binding obligation, enforceable against it in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.
ESH HOSPITALITY, INC.

By:	/s/ John R. Dent Name: John R. Dent Title: General Counsel
ESH H PORTFOLIO LLC
ESH SPARTANBURG GROUND LESSEE LLC
ESH ACQUISITIONS HOLDINGS LLC
ESH ACQUISITIONS LLC
ESA CANADA ADMINISTRATOR L.L.C.

By:	/s/ John R. Dent Name: John R. Dent Title: Vice President and Secretary

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
By: Deutsche Bank National Trust Company

By:	/s/ Irina Golovashchuk Name: Irina Golovashchuk Title: Vice President

By:	/s/ Kathryn Fischer
Name: Kathryn Fischer
Title: Vice President

Schedule A

Subsidiary Guarantors

Subsidiary Guarantor	Jurisdiction of Formation
ESH H Portfolio LLC	Delaware
ESH Spartanburg Ground Lessee LLC	Delaware
ESH Acquisitions Holdings LLC	Delaware
ESH Acquisitions LLC	Delaware
ESA Canada Administrator L.L.C.	Delaware